UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2025

Kiniksa Pharmaceuticals International, plc

(Exact name of Registrant as Specified in Its Charter)

England and Wales	001-730430	98-1795578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 Old Bond Street, Floor 3

London, W1S 4PZ

England, United Kingdom

(Address of principal executive offices, including zip code)

(781) 431-9100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, $0.000273235 nominal value	KNSA	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On February 21, 2025, a wholly-owned subsidiary of Kiniksa Pharmaceuticals International, plc (together, with its consolidated subsidiaries, the “Company”) provided written notice to MedImmune, Limited (“MedImmune”) that, in connection with the Company’s decision to terminate development of mavrilimumab, the Company has elected to terminate the license agreement by and between the Company and MedImmune, dated as of December 21, 2017 (as amended, the “MedImmune License Agreement”). The Company exercised its right to terminate the MedImmune License Agreement for convenience and, in accordance with the terms of the MedImmune License Agreement, the termination will be effective on May 22, 2025 (the “Termination Effective Date”).

Under the terms of the MedImmune License Agreement, MedImmune granted the Company an exclusive, sublicensable, worldwide license to certain intellectual property rights to make, use, develop and commercialize mavrilimumab and any other product containing an antibody to the GM-CSF receptor alpha that is covered by certain MedImmune patent rights for all indications, which license will terminate as of the Termination Effective Date.

The foregoing description of the MedImmune License Agreement is subject to and qualified in its entirety by the full text of the agreement, which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2018, and Amendment No. 1 to MedImmune License Agreement, dated July 9, 2020, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2020, each of which is incorporated by reference into this Item 1.02.

Item 2.02. Results of Operations and Financial Condition.

On February 25, 2025, the Company issued a press release announcing financial results for the fiscal year ended December 31, 2024. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 24, 2025, in light of the Company’s strategic reprioritization of its portfolio and certain capital allocation considerations, the Company committed to a plan to discontinue its Phase 2b clinical trial of abiprubart in Sjögren’s Disease. The Company expects to immediately end enrollment and initiate winddown activities for the clinical trial, with full completion of winddown activities expected to occur by the end of 2025.

As a result of the termination of the Phase 2b clinical trial, the Company has incurred approximately $19 million in expenses and expects to record approximately $14 million to $17 million in additional expenses, almost entirely consisting of expenses related to contract termination costs for the Company’s clinical supply agreements for abiprubart, with additional de minimis costs related to trial closeout activities. The Company plans to record such expenses as research and development expenses, and expects that the vast majority of these charges will be recorded in the periods covering the fourth quarter of 2024 and the first half of 2025.

The costs that the Company expects to incur in connection with the foregoing are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other costs or charges not currently contemplated as a result of, or associated with, the foregoing events.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Earnings Press Release issued by Kiniksa Pharmaceuticals International, plc, dated February 25, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC

Date: February 25, 2025	By:	/s/ Madelyn Zeylikman
Madelyn Zeylikman
Senior Vice President, General Counsel and Secretary